Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to the incorporation by reference in Registration Statements 33-58300 and 333-86935 of Unitrin, Inc., on Forms S-8 of our report dated June 17, 2005, relating to the statements of net assets available for benefits of the Unitrin, Inc. 401(k) Savings Plan (the “Plan”) as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, which report appears in this December 31, 2004 annual report on Form 11-K of the Plan.

DELOITTE & TOUCHE LLP

Chicago, Illinois

June 17, 2005